PROVIDENT MUTUAL FUNDS, INC.
FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

        THIS FIRST AMENDMENT dated as of the  9th day of  September, 2015 to the Custody Agreement dated as of August 27, 2012 (the “Agreement”), is entered into by and between PROVIDENT MUTUAL FUNDS, INC., a Wisconsin corporation (the “Company”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement as set forth below; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

1.	Section 13.01 Effective Period of Article XIII is hereby superseded and replaced in its entirety with the following:

13.01 Effective Period. This Agreement is effective as of October 1, 2015 and will continue in effective for a period of three years.

2.	Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROVIDENT MUTUAL FUNDS, INC.	U.S. BANK, N.A.

By: /s/ James R. Daley	By: /s/ Michael R. McVoy

Name: James R. Daley	Name: Michael R. McVoy

Title: CCO	Title: Senior Vice President

9/2015 – Custody	1

Amended Exhibit C to the Custody Agreement – Provident Mutual Funds, Inc.
Domestic Custody Fees effective October 1, 2015

Annual Fee Based Upon Market Value of Fund Complex*
  •  [  ]% ([  ] basis points) on first $[  ]
  •  [  ] % ([  ] basis points) on balance.
(Basis point on average daily market value of all long securities and cash held in the portfolio)
Minimum annual fee per fund - $[  ]
Plus portfolio transaction fees

The Following Funds are covered under this Fee Schedule:
    •  Provident Trust Strategy Fund

Chief Compliance Officer Support Fee
    •  CCO Support    $[  ] per year
Portfolio Transaction Fees
▪  $[  ] – Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪  $[  ] – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪  $[  ] – Option/SWAPS/future contract written, exercised or expired
▪  $[  ] – Mutual fund trade, Fed wire, margin variation Fed wire
▪  $[  ] – Physical security transaction
▪  $[  ] – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

Additional Services
    •  Additional fees apply for global servicing.
    •  Sub Advised Funds - $[  ]  per custody account per year
    •  $[  ] – Segregated account per year
    •  No charge for the initial conversion free receipt.
    •  Overdrafts – charged to the account at prime interest rate plus [  ]  unless a line of credit is in place.

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average

Fees are calculated pro rata and billed monthly.

9/2015 – Custody	2